REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ROBERT HALF INTERNATIONAL INC.

(Exact name of registrant as specified in its charter)

Delaware	94-1648752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2884 Sand Hill Road Menlo Park, California	94025
(Address of Principal Executive Offices)	(Zip Code)

STOCK INCENTIVE PLAN

(Full title of the plan)

Steven Karel

Senior Vice President and General Counsel

Robert Half International Inc.

2884 Sand Hill Road

Menlo Park, California 94025

(Name and address of agent for service)

(650) 234-6000

(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-acceleratedfiler ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	10,000,000 Shares	$25.31(a)	$253,100,000.00	$9,946.83

(a)	Determined in accordance with Rule 457(h) under the Securities Act of 1933, based upon the average of the high and low sales prices of the registrant’s Common Stock in the consolidated reporting system on May 16, 2008.

PART I

The information required by the Note to Part I of Form S-8 to be sent or given to employees as specified by Rule 428(b)(1) has not been included with this filing in accordance with such Note.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated by reference in this Registration Statement:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b) The Company’s Current Reports on Form 8-K dated January 29, 2008 and April 22, 2008, and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2008;

(c) The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A (No. 1-10427) declared effective January 16, 1990 as such description has been updated by subsequent amendments to such Form 8-A.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing (except that no documents shall be deemed to be incorporated by reference if filed after the filing of a post-effective amendment which deregisters securities then remaining unsold).

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

The Company’s Associate General Counsel, Evelyn Crane-Oliver, has passed upon the validity of the shares of Robert Half International Inc. common stock to be issued under the plan identified above. Ms. Crane-Oliver beneficially owns or has rights to acquire an aggregate of less than 0.03% of the Company’s common stock.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers under the terms and circumstances described therein. The Restated Certificate of Incorporation of the Company provides that each director, officer and employee of the Company shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law against all expenses, liabilities and losses incurred or suffered by such individual in his capacity as director, officer or employee. The right to indemnification contained in the Restated Certificate of Incorporation includes the right, subject to the conditions contained therein, to be reimbursed for expenses in advance of the final disposition of any action, suit or proceeding. The Registrant has entered into Indemnification Agreements with each of its directors and executive officers (the form of which Indemnification Agreements was approved by the Company’s stockholders in May 1989) that provide, among other things, for (a) indemnification, under the terms and circumstances described in the Indemnification Agreements, to the fullest extent not prohibited by applicable law, against any and all expenses and liabilities resulting from service with the Company and (b) advancement to the individual of expenses reasonably incurred in connection with any threatened or actual action, suit or proceeding in which such individual is involved by reason of having been a director, officer, or employee. The Company has insured its directors and officers against certain liabilities and has insurance against certain payments which it may be obligated to make to such persons pursuant to the indemnification provisions of its Restated Certificate of Incorporation or pursuant to the Indemnification Agreements described above.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

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ITEM 8. EXHIBITS.

Number	Exhibit
4	Restated Certificate of Incorporation, incorporated herein by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

5	Opinion of Counsel

23.1	Consent of Independent Public Accounting Firm

23.2	Consent of Counsel (contained in Exhibit 5)

24	Power of Attorney (see signature page)

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (unless the information required to be included in a post-effective amendment by this paragraph is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement);

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions in, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on May 19, 2008.

ROBERT HALF INTERNATIONAL INC (REGISTRANT)

By:	/s/ M. Keith Waddell
M. Keith Waddell Vice Chairman, President and Chief Financial Officer (Principal Financial Officer)

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold M. Messmer, Jr. and M. Keith Waddell, jointly and severally, his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons and in the capacities and on the dates indicated.

Name	Title	Date

/s/ Harold M. Messmer, Jr. Harold M. Messmer, Jr.	Chairman, Chief Executive Officer and a Director (Principal Executive Officer)	May 19, 2008

/s/ Andrew S. Berwick, Jr. Andrew S. Berwick, Jr.	Director	May 19, 2008

/s/ Frederick P. Furth Frederick P. Furth	Director	May 19, 2008

/s/ Edward W. Gibbons Edward W. Gibbons	Director	May 19, 2008

/s/ Thomas J. Ryan Thomas J. Ryan	Director	May 19, 2008

/s/ J. Stephen Schaub J. Stephen Schaub	Director	May 19, 2008

/s/ M. Keith Waddell M. Keith Waddell	Vice Chairman, President, Chief Financial Officer and Director (Principal Financial Officer)	May 19, 2008

/s/ Michael C. Buckley Michael C. Buckley	Executive Vice President and Treasurer (Principal Accounting Officer)	May 19, 2008

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